Exhibit 10.2

Payments to Directors

Non-employee directors of the Company are compensated on the following basis:

(1) Cash Compensation—(a) Non-employee directors are paid $90,000 of their annual retainer in cash in quarterly installments unless a timely election is made under the non-employee director sub-plan of the Torchmark Corporation 2011 Incentive Plan, as amended (2011 Plan) to receive an equivalent amount of market value stock options, restricted stock or restricted stock units (RSUs) or to defer the cash to an interest-bearing account under the terms of that sub-plan of the 2011 Plan; (b) The Lead Director receives an additional $30,000 annual retainer in cash, payable in quarterly installments; (c) Annual Board committee chair retainers, payable in quarterly installments in cash, are $22,500 for the Audit Committee Chair and $10,000 for each of the Chairs of the Compensation Committee and the Governance and Nominating Committee; and (d) All members of the Audit Committee (including the Chair) receive an additional annual Audit Committee Member Retainer of $10,000, payable quarterly; and

(2) Equity Compensation—Non-employee directors are paid $100,000 of their annual retainer in equity, either in the form of market value stock options, restricted stock or RSUs, based on the director’s timely election, with the equity issued on the first NYSE trading day of January of each calendar year valued at the NYSE market closing price of Company common stock on that date. If no timely election is made, the non-employee director receives his or her annual equity compensation in the form of $100,000 of market value stock options awarded on the first NYSE trading day of each year.

Non-employee directors do not receive meeting fees or fees for the execution of written consents in lieu of Board meetings or in lieu of Board committee meetings. They receive reimbursement for their travel and lodging expenses if they do not live in the area where a meeting is held.

Pursuant to the non-employee director sub-plan of the 2011 Plan, newly elected non-employee directors receive upon the date of their initial election to the Board $100,000 of restricted stock, valued at the market closing price of Company common stock on that date.

Directors who are employees of Torchmark or its subsidiaries receive no compensation for Board service or for service as Co-Chairmen of the Board.